Exhibit 99.1

EO Charging, a Leader in Electric Vehicle Fleet Charging, to Become a U.S. Publicly Listed Company Through Business Combination with First Reserve Sustainable Growth Corp.

•	EO is a leading technology-enabled electric vehicle (“EV”) charging solutions provider to fleet operators across the UK, Ireland and Europe

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EO’s track record in delivering EV charger hardware design, manufacturing, installation and hardware-agnostic charging management software and services enables its customers to transition to electric vans, trucks, buses and car fleets efficiently and economically

•	EO has deployed approximately 50,000 chargers in over 35 countries and serves some of the world’s largest fleet operators including Amazon, DHL, Go-Ahead, Tesco and Uber

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As an early leader in providing comprehensive EV fleet charging solutions across Europe, one of the most advanced electrification markets in the world, EO has significant scope to scale and replicate its home-market success on a global level

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Transaction implies a pro-forma enterprise value of the combined company of $675 million; expected to provide in excess of $150 million in cash to the company assuming no redemptions from FRSG stockholders; current EO management and shareholders to maintain a significant stake in the combined company

•	Combination would position EO as the first UK-based EV charging company to list on public markets

•	Combined company to trade on Nasdaq under the symbol “EOC”; transaction expected to close in the fourth calendar quarter of 2021

STAMFORD, CT & LONDON, UK – August 12, 2021 – Juuce Limited, which trades as EO Charging (“EO” or “the Company”), a leading provider of technology-enabled turnkey solutions for electric vehicle (“EV”) fleets, and First Reserve Sustainable Growth Corp. (“FRSG”) (NASDAQ: FRSG), today announced a definitive agreement for a business combination that would result in EO becoming a publicly listed company. Upon closing of the transaction, which is expected to occur in the fourth quarter of 2021, the combined company will be named EO Charging and will be listed on the Nasdaq under the symbol “EOC”.

EO – A Leading EV Charging Solutions Provider to Fleet Operators

EO, founded in 2014 and headquartered in the UK, is a provider of technology-enabled turnkey solutions for EV fleets integrating charging infrastructure, software and services solutions specifically focused on vehicle fleets, addressing the complete life cycle needs specific to commercial and governmental fleet operators.

The Company’s customer-centric approach to fleet electrification enables logistics operators to align fleet charging solutions to the unique aspects of their business through a fit-for-purpose turnkey offering. EO’s industry leading EV charging solutions allow fleet managers to monitor their vehicles, manage charging costs and optimize operations, without relying on multiple service providers along the EV charging value chain.

EO currently serves some of the world’s leading corporations in the UK and Europe such as Amazon, DHL, Go-Ahead, Tesco and Uber. EO has deployed approximately 50,000 chargers in more than 35 countries worldwide since inception. The Company ranked number 27 on the Financial Times’ FT1000 list of Europe’s fastest-growing companies in 2021, the highest position of any company operating in the EV sector on the list.

Management Commentary

“Our partnership with FRSG is a great step forward in EO’s already successful journey,” said Charlie Jardine, Founder and CEO of EO. “Through this exciting combination, EO is positioned to accelerate our growth timeline, expand our geographic reach, and drive innovation to deliver an ever advancing suite of solutions to our fleet customers. We have developed an EV charging ecosystem that makes EO the ultimate plug-in charging partner for any business. We are proud of our established position across Europe, and are excited at the opportunity to expand our services to the global market. Our outlook has never been stronger, supported by the accelerating pace of EV adoption by fleet operators in our key markets and across the world. EO’s differentiated charging solutions think beyond the plug by providing mission-critical charging hardware, software and services under one roof – taking the friction out of the electrification process for our fleet customers.”

“We are proud to partner with Charlie and the entire EO team to help accelerate the decarbonization and long-term sustainability of the fleet vehicle model,” said Neil Wizel, CEO and Director of FRSG. “EO’s differentiated approach to serving the EV charging market through customized charging solutions spanning hardware, software and services results in a truly unique customer experience which meets the intense reliability and functionality demands of its fleet customers. With the enhanced resources and platform this transaction brings, EO is positioned to expand its reach and advance its mission of delivering smart energy technologies and solutions for the future.”

Transaction Detail

The transaction implies a pro-forma enterprise value of the combined company of $675 million and is expected to provide $222 million in gross proceeds assuming no redemptions by FRSG’s public stockholders. Total proceeds include over $150 million to fully-fund EO’s growth plans, retire any outstanding indebtedness, and for transaction fees and expenses, with the remainder paid as cash consideration to existing shareholders, in addition to the equity in the combined company to be received by existing shareholders.

Charlie Jardine, as CEO of the combined company, will drive EO’s strategic growth initiatives and expansion working alongside EO’s existing executive team.

The transaction has been unanimously approved by the boards of EO and FRSG. Completion of the proposed transaction is subject to customary closing conditions, including the approval of FRSG’s stockholders, and is expected to occur in the fourth calendar quarter of 2021.

Additional information about the proposed transaction, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by FRSG with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Additional Materials

For additional materials related to the business combination, including an investor presentation, please visit https://www.eocharging.com/investors.

Advisors

Evercore is acting as financial and capital markets advisor to EO. Weil, Gotshal & Manges LLP is acting as legal advisor to EO. Barclays is acting as sole financial advisor to FRSG. Barclays and Goldman Sachs are acting as capital markets advisors to FRSG. Vinson & Elkins L.L.P. is acting as legal advisor to FRSG.

Investor Conference Call Information

EO and FRSG will host a joint investor conference call to discuss the proposed transaction today, Thursday, August 12, 2021 at 8:30AM ET. To listen to the prepared remarks via telephone from the U.S., dial 1-877-300-8521 and an operator will assist you. International investors may listen to the call by dialing 1-412-317-6026. A telephone replay will be available by dialing 1-844-512-2921 if in the U.S, and by dialing 1-412-317-6671 from outside the U.S. The PIN for access to the replay is 10159453. The replay will be available through August 26, 2021.

About EO Charging

Juuce Limited, trading as EO Charging, is a leading technology solutions provider in the EV sector. EO designs and manufactures EV charging stations and hardware-agnostic cloud-based charge-point management software for fleets at its headquarters in the UK. EO also provides installation services and ongoing operations and maintenance services across its fleet customer base.

Founded in 2014, EO’s technology is used by a number of the world’s largest businesses and fleet operators and it now distributes to over 35 countries around the world. It aims to become the global leader in charging electric van, truck, bus and car fleets.

EO was ranked number 27 on the Financial Times’ FT1000 list of Europe’s fastest-growing companies. EO is backed by sustainable infrastructure investor Zouk Capital, which is also the manager of the UK Government’s Charging Infrastructure Investment Fund.

About First Reserve Sustainable Growth Corp. (FRSG)

First Reserve Sustainable Growth Corp. (NASDAQ: FRSG) is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. FRSG’s aim is to identify opportunities and companies that focus on solutions, processes, and technologies that facilitate, improve, or complement the ongoing transition toward a more sustainable and environmentally-conscious global energy, infrastructure and industrial complex.

About First Reserve (FRSG’s Sponsor)

First Reserve is a private equity firm exclusively focused on investing across diversified energy, infrastructure, and general industrial end-markets. Founded in 1983, First Reserve has 38 years of industry insight, and has cultivated a network of global relationships. First Reserve has raised more than $32 billion of aggregate capital since inception. Its investment and operational experience have been built from over 700 transactions, including platform investments and add-on acquisitions, on six continents. The firm’s portfolio companies have operated globally in over 60 countries and span the entire energy and industrial spectrum.

Forward-Looking Statements

The information in this press release includes “forward-looking statements”. All statements, other than statements of present or historical fact included in this press release, regarding FRSG’s proposed acquisition of EO, FRSG’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on EO’s and FRSG’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, FRSG and EO disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. FRSG and EO caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either FRSG or EO. In addition, FRSG cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Business Combination Agreement and Plan of Organization, dated as of August 12, 2021, by and among FRSG, EO Charging (“EOC”), Charge Merger Sub Inc. and EO, and the other agreements related to the business combination (including catastrophic events, acts of terrorism, the outbreak of war, COVID-19 and other public health events), as well as EO or FRSG management’s response to any of the foregoing; (ii) the outcome of any legal proceedings that may be instituted against FRSG, EO, their affiliates or their respective directors and officers following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of FRSG, regulatory approvals, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts FRSG’s or EO’s current plans and operations as a result of the announcement of the transactions; (v) EO’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the pace and depth of EV adoption generally, and the ability of EO to accurately estimate supply and demand for its EV charging products and services, and to grow and manage growth profitably following the business combination; (vi) risks relating to the uncertainty of the projected financial information with respect to EO, including the conversion of pre-orders into binding orders; (vii) costs related to the business combination; (viii) changes in applicable laws or regulations, governmental incentives and fuel and energy prices; (ix) the possibility that EO may be adversely affected by other economic, business, and/or competitive factors; (x) the amount of redemption requests by FRSG’s public stockholders; and (xi) such other factors affecting FRSG that are detailed from time to time in FRSG’s filings with the SEC. Should one or more of the risks or uncertainties described in this press release, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in FRSG’s final prospectus for its initial public offering dated March 4, 2021 (SEC File No. 333-252717), which was filed with the SEC on March 5, 2021, and its periodic filings with the SEC, including its Quarterly Report on Form 10-Q for quarterly period ended March 31, 2021. FRSG’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information for Investors and Stockholders About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, a registration statement on Form F-4 is expected to be filed by EOC with the SEC. The Form F-4 will include preliminary and definitive proxy statements to be distributed to holders of FRSG’s common stock in connection with FRSG’s solicitation of proxies for the vote by FRSG’s stockholders in connection with the proposed business combination and other matters as described in the Form F-4, as well as a prospectus of EOC relating to the offer of the securities to be issued in connection with the completion of the business combination. FRSG, EOC and EO urge investors, stockholders and other interested persons to read, when available, the Form F-4, including the proxy statement/prospectus incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed business combination, as these materials will contain important information about EOC, EO, FRSG and the proposed business combination. Such persons can also read FRSG’s final prospectus dated March 4, 2021 (SEC File No. 333-252717) for a description of the security holdings of FRSG’s officers and directors and their respective interests as security holders in the consummation of the proposed business combination. After the Form F-4 has been filed and declared effective, the definitive proxy statement/prospectus will be mailed to FRSG’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of such documents, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to: First Reserve Sustainable Growth Corp., 290 Harbor Drive, Fifth Floor, Stamford, CT 06902, Attn: Neil A. Wizel. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

No Offer or Solicitation

This communication is not a proxy statement or solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of FRSG, EOC or EO, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom.

Participants in the Solicitation

EOC, EO, FRSG and their respective directors, officers and other members of their management and employees may be deemed participants in the solicitation of proxies of FRSG’s stockholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of FRSG’s executive officers and directors in the solicitation by reading FRSG’s final prospectus for its initial public offering dated March 4, 2021 (SEC File No. 333-252717), which was filed with the SEC on March 5, 2021, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the proposed business combination when they become available. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies of FRSG’s stockholders in connection with the proposed business combination will be set forth in the proxy statement/prospectus for the proposed business combination when available. Information concerning the interests of EOC’s, EO’s and FRSG’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the proposed business combination when it becomes available.

EO Contacts

For Investors:

ICR, Inc.

eoIR@icrinc.com

For Media:

ICR, Inc.

eoPR@icrinc.com

First Reserve Sustainable Growth Corp. Contacts

For Investors:

info@frsgcorp.com

For Media:

Jon Keehner / Julie Hamilton

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449